Exhibit 1.1

                       VAN KAMPEN UNIT TRUSTS, SERIES 843

                                 TRUST AGREEMENT

                            Dated: February 20, 2009

         This Trust Agreement among Van Kampen Funds Inc., as Depositor, The Bank of New York Mellon, as Trustee and Ibbotson Associates, Inc., as Supervisor, sets forth certain provisions in full and incorporates other provisions by reference to the document entitled "Standard Terms and Conditions of Trust For Van Kampen Focus Portfolios, Effective for Unit Investment Trusts Established On and After May 2, 2001 (Including Van Kampen Focus Portfolios Series 284 and Subsequent Series)" (the "Standard Terms and Conditions of Trust") and such provisions as are set forth in full and such provisions as are incorporated by reference constitute a single instrument. All references herein to Articles and Sections are to Articles and Sections of the Standard Terms and Conditions of Trust.

                                WITNESSETH THAT:

         In consideration of the premises and of the mutual agreements herein contained, the Depositor, Trustee and Supervisor agree as follows:

                                     PART I

                     STANDARD TERMS AND CONDITIONS OF TRUST

         Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument.

                                    PART II

                      SPECIAL TERMS AND CONDITIONS OF TRUST

         The following special terms and conditions are hereby agreed to:

     1. The Securities listed in the Schedule hereto have been deposited in trust under this Trust Agreement.

     2. The fractional undivided interest in and ownership of the Trust represented by each Unit thereof referred to in Section 1.01(56) is initially an amount the numerator of which is one and the denominator of which is the amount set forth under "Units outstanding" for the Trust in the "Statement of Condition" in the Prospectus.

     3. The aggregate number of Units described in Section 2.03(a) for the Trust is that number of Units set forth under "Units outstanding" for the Trust in the "Statement of Condition" in the Prospectus.

     4. Section 1.01(5) is replaced in its entirety by the following:

     "(5) "Business Day" shall mean any day on which the New York Stock Exchange is open for regular trading."

     5. The terms "Capital Account Distribution Date" and "Income Account Distribution Date" shall mean the "Distribution Dates" set forth in the "Essential Information" in the Prospectus.

     6. The terms "Capital Account Record Date" and "Income Account Record Date" shall mean the "Record Dates" set forth in the "Essential Information" in the Prospectus.

     7. The term "Deferred Sales Charge Payment Date" shall mean July 10, 2009, and the 10th day of each month thereafter through November10, 2009.

     8. The term "Fund Shares" shall mean shares of an investment company registered under the Investment Company Act of 1940, as amended, which are deposited in the Trust.

     9. The term "Mandatory Termination Date" shall mean the "Mandatory Termination Date" for the Trust set forth in the "Essential Information" in the Prospectus.

     10. The "Supervisor" shall mean Ibbotson Associates, Inc. and its successors in interest, or any successor portfolio supervisor appointed as provided in the Standard Terms and Conditions of Trust.


     11. The term "Trustee" shall mean The Bank of New York Mellon and its successors in interest or any successor trustee appointed as provided in the Standard Terms and Conditions of Trust.

     12. The second sentence of section 2.01(b) is hereby deleted.

     13. Section 3.05 is amended by adding the following subsection immediately after Section 3.05(a)(iv):

          "(v) Notwithstanding any of the previous provisions, if the Trust has elected to be taxed as a regulated investment company under the United States Internal Revenue Code of 1986, as amended, the Trustee is directed to make any distribution or take any action necessary in order to maintain the qualification of the Trust as a regulated investment company for federal income tax purposes or to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on the Trust or on undistributed income in the Trust."

     14. Section 3.07(a)(xiii) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

          "(xiii) if the Trust has elected to be taxed as a "regulated investment company" as defined in the United States Internal Revenue Code of 1986, as amended, that such sale is necessary or advisable (i) to maintain the qualification of the Trust as a regulated investment company or (ii) to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise taxes on the Trust or on undistributed income in the Trust; or

          (xiv) that as result of the ownership of the Security, the Trust or its Unitholders would be a direct or indirect shareholder of a passive foreign investment company as defined in section 1297 (a) of the United States Internal Revenue Code of 1986, as amended."

     15. If the Trust has elected to be treated as a "regulated investment company" as defined in the United States Internal Revenue Code of 1986, as amended, the first two sentences in the second paragraph of Section 3.11 of the Standard Terms and Conditions of Trust shall be replaced in their entirety with the following:

          "Section 3.11. Notice to Depositor. In the event that the Trustee shall have been notified at any time of any action to be taken or proposed to be taken with respect to the Securities (including but not limited to the making of any demand, direction, request, giving of any notice, consent or waiver or the voting with respect to any amendment or supplement to any indenture, resolution, agreement or other instrument under or pursuant to which the Securities have been issued) the Trustee shall:

          (a) with respect to the Fund Shares, promptly notify the Depositor and shall thereupon take such action or refrain from taking any action, as appropriate, so as to insure that such Fund Shares are voted as closely as possible in the same manner and the same general proportion, with respect to all issues, as are the shares of such Fund Shares held by owners other than the Trust; or

          (b) with respect to Securities other than Fund Shares, at the direction of the Depositor, vote for or against, or accept or reject, any offer for new or exchanged securities or property in exchange for a Trust Security. Should any issuance, exchange or substitution be effected, any securities, cash and/or property received shall be deposited hereunder and shall be promptly sold, if securities or property, by the Trustee pursuant to the Depositor's direction, unless the Depositor advises the Trustee to keep such securities or property."

     16. If the Trust has elected to be taxed as a "regulated investment company" as defined in the United States Internal Revenue Code of 1986, as amended, Section 3.12(a) of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

          "(a) The Replacement Securities shall be Zero Coupon Obligations or Equity Securities as originally selected for deposit in the Trust or securities which the Depositor determines to be similar in character as Securities originally selected for deposit in the Trust, and any Replacement Securities which are Zero Coupon Obligations must have the same maturity value as the Failed Contract Security and, as close as is reasonably practical, the same maturity date, which must be on or prior to the Mandatory Termination Date;"

     17. The Standard Terms and Conditions of Trust shall be amended to include the following section:

          "Section 3.19. Regulated Investment Company Election. If the Prospectus for a Trust states that such Trust intends to elect to be treated and to qualify as a "regulated investment company" as defined in the United States Internal Revenue Code of 1986, as amended, the Trustee is hereby directed to make such elections and take all actions, including any appropriate election to be taxed as a corporation, as shall be necessary to effect such qualification or to provide funds to make any distribution for a taxable year in order to avoid imposition of any income or excise tax on the Trust or on undistributed income in the Trust. The Trustee shall make such reviews of each Trust portfolio as shall be necessary to maintain qualification of a particular Trust as a regulated investment company and to avoid imposition of tax on a Trust or undistributed income in a Trust, and the Depositor and Supervisor shall be authorized to rely conclusively upon such reviews."

     18. The first paragraph of Section 4.01 is hereby replaced with the following:

          "Section 4.01. Compensation. As compensation for providing supervisory portfolio services under this Indenture, the Trust will accrue daily and pay to the Supervisor at the end of each calendar quarter an aggregate annual fee in an amount equal to 0.25% of the average daily Trust Evaluation (described in Section 6.01)."

     19. Sections 5.01(b) and (c) are replaced in their entirety by the following:

          "(b) During the initial offering period of the Trust (as determined by the Depositor), the Evaluation for each Security shall be made in the following manner: (i) with respect to Securities for which market quotations are readily available, such Evaluation shall be made on the basis of the market value of such Securities; and (ii) with respect to other Securities' such Evaluation shall be made on the basis of the fair value of such Securities as determined in good faith by the Trustee. If the Securities are listed on a national or foreign securities exchange and market quotations of such Securities are readily available, the market value of such Securities shall generally be based on the last available closing sale price on or immediately prior to the Evaluation Time on the exchange or market which is the principal market therefor, which shall be deemed to be the New York Stock Exchange if the Securities are listed thereon. In the case of Fund Shares not listed on a national or foreign securities exchange, such Evaluation shall be made on the basis of the current net asset value of such shares as determined by the issuers of such Fund Shares. In the case of Zero Coupon Obligations, such Evaluation shall be made on the basis of current offer side prices for the Zero Coupon Obligations as obtained from investment dealers or brokers who customarily deal in securities comparable to those held by the Trust and, if offer side prices are not available for the Zero Coupon Obligations, on the basis of offer side price for comparable securities, by determining the valuation of the Zero Coupon Obligations on the offer side of the market by appraisal or by any combination of the above. If the Trust holds Securities denominated in a currency other than U.S. dollars, the Evaluation of such Security shall be converted to U.S. dollars based on current offering side exchange rates (unless the Trustee deems such prices inappropriate as a basis for valuation). For each Evaluation, the Trustee shall also confirm and furnish to the Depositor the calculation of the Trust Evaluation to be computed pursuant to Section 6.01.

          (c) After the initial offering period of Units of the Trust (as determined by the Depositor), Evaluation of the Securities shall be made in the manner described in Section 5.01(b) on the basis of the current net asset value of Fund Shares not listed on a national or foreign securities exchange, as determined by the issuers of the Fund Shares, the current bid side prices for Zero Coupon Obligations and the bid side value of any relevant currency exchange rate expressed in U.S. dollars."

     20. The seventh paragraph of Section 6.02 is hereby replaced in its entirety with the following:

          "Notwithstanding anything to the contrary in this Section 6.02, if the Prospectus for a Trust provides for in kind distribution of Securities in connection with Unit redemptions and a Unitholder tenders at least the minimum number of Units stated in such Prospectus for redemption, a Unitholder may request at the time of tender to receive from the Trustee in lieu of cash such Unitholder's pro rata share of each Security then held by such Trust, provided that the Security is principally traded in the United States if such limitation is set forth in the Prospectus for the Trust. Such tendering Unitholder will receive his pro rata number of whole shares of each of such Securities comprising the portfolio of such Trust and cash from the Capital Account equal to the value of the fractional shares and any Securities principally traded outside the United States to which such tendering Unitholder is entitled and in the case of an Equity and Treasury Trust such Unitholder's pro rata share of the Zero Coupon Obligations held by such Trust. Such pro rata share of each Security and the related cash to which such tendering Unitholder is entitled is referred to herein as an "In Kind Distribution." An In Kind Distribution will be made by the Trustee through the distribution of each of the Securities in book-entry form to the account of the Unitholder's bank or broker-dealer at Depository Trust Company. If funds in the Capital Account are insufficient to cover the required cash distribution to the tendering Unitholder, the Trustee may sell Securities according to the criteria discussed herein.

          Notwithstanding the preceding paragraph, if a Unitholder electing an In Kind Distribution is an Affiliated Redeeming Unitholder, as such term is defined below, such In Kind Distribution shall be permitted subject to the following conditions:

          (a) The In Kind Distribution shall be consistent with the Trust's redemption policies and undertakings, as set forth in the Trust's Prospectus;

          (b) Neither the Affiliated Redeeming Unitholder, nor any other party with the ability and the pecuniary incentive to influence the In Kind Distribution, may select, or influence the selection of, the distributed Securities;

          (c) Upon an In Kind Distribution by the Affiliated Redeeming Unitholder, the Trustee shall distribute to the Affiliated Redeeming Unitholder its proportionate share of every Security in the Trust's portfolio, provided that if the Trustee is not an affiliated person (as the term "affiliated person" is defined in the Investment Company Act of 1940, as amended) of the Affiliated Redeeming Unitholder, the Trustee may exclude Discretionary Assets (as defined below) from the In Kind Distribution to the extent that the Trustee cannot practicably distribute such Discretionary Assets without undue burden or adverse impact to the Trust or its Unitholders. If the Trustee determines that it is impracticable to distribute the Discretionary Assets in kind, the Trustee shall sell or liquidate the Discretionary Assets to raise funds to satisfy the redemption, provided that if the Trustee cannot sell or liquidate the Discretionary Assets, the Trustee may sell or liquidate other Securities;

          (d) The In Kind Distribution may not favor the Affiliated Redeeming Unitholder to the detriment of any other Unitholder;

          (e) The Trustee shall monitor each In Kind Distribution on a quarterly basis for compliance with all provisions of this Section 6.02; and

          (f) The Trustee shall maintain and preserve for a period of not less than six years from the end of the fiscal year in which the In Kind Distribution occurs, the first two years in an easily accessible place, records for each In Kind Distribution setting forth the identity of the Affiliated Redeeming Unitholder, a description of the composition of the Trust's portfolio (including each asset's value) immediately prior to the In Kind Distribution, a description of each Security distributed in-kind, the terms of the In Kind Distribution, the information or materials upon which the asset valuations were made, and a description of the composition of the Trust's portfolio (including each asset's value) one month after the In Kind Distribution.

          The term "Affiliated Redeeming Unitholder" shall mean an affiliated person or a promoter of or a principal underwriter for the Trust, or an affiliated person of such a person, promoter or principal underwriter. The terms "affiliated person," "promoter" and "principal underwriter" as used in the preceding sentence shall have the meanings assigned to each such term in the Investment Company Act of 1940, as amended.

          The term "Discretionary Assets" shall mean (i) securities that, if distributed, would be required to be registered under the Securities Act of 1933, as amended; (ii) securities issued by entities in countries that (A) restrict or prohibit the holding of securities by non-nationals other than through qualified investment vehicles, or (B) permit transfers of ownership of securities to be effected only by transactions conducted on a local stock exchange; and (iii) any assets that, although they may be liquid and marketable, must be traded through the marketplace or with the counterparty to the transaction in order to effect a change in beneficial ownership.

          Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, no Unitholder may elect to have Units redeemed through an In Kind Distribution within thirty (30) days of any Trust termination."

     21. The second sentence of Section 7.01(e)(2)(E) shall be replaced in its entirety by "Such Prospectus shall also contain disclosure concerning the Depositor's responsibilities described in (D) above."

     22. The Trustee's annual compensation rate described in Section 7.04 shall be that amount set forth under "Trustee's fee and operating expenses" in the "Fee Table" in the Prospectus.

     23. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the Trustee shall waive or offset fees otherwise payable by the Trust pursuant to Section 3.05 in an amount equal to any compensation (including, but not limited to, fees paid pursuant to a plan adopted by the issuer of a Security under Rule 12b-1 under the Investment Company Act of 1940) received by the Depositor, the Trustee or any Affiliated Person of the Depositor or Trustee from the issuer of a Security in connection with the Trust's investment in such Security. The term "Affiliated Person" shall mean "affiliated person" as that term is defined in section 2 of the Investment Company Act of 1940 and rules promulgated thereunder.

     24. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, if the Trustee sells, redeems or otherwise liquidates Fund Shares pursuant to Section 6.02 to satisfy Unit redemptions or pursuant to
Section 7.04 to pay Trust expenses, the Trustee shall do so, as nearly as practicable, on a pro rata basis among all Fund Shares held by the Trust.

     25. Section 9.01 of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

          "Section 9.01. Amendments. (a) This Indenture may be amended from time to time by the Depositor and Trustee or their respective successors, without the consent of any of the Unitholders, (i) to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision contained herein, (ii) to make such other provision in regard to matters or questions arising hereunder as shall not materially adversely affect the interests of the Unitholders or (iii) to make such amendments as may be necessary (a) for the Trust to continue to qualify as a regulated investment company for federal income tax purposes if the Trust has elected to be taxed as such under the United States Internal Revenue Code of 1986, as amended, or (b) to prevent the Trust from being deemed an association taxable as a corporation for federal income tax purposes if the Trust has not elected to be taxed as a regulated investment company under the United States Internal Revenue Code of 1986, as amended. This Indenture may not be amended, however, without the consent of all Unitholders then outstanding, so as (1) to permit, except in accordance with the terms and conditions hereof, the acquisition hereunder of any Securities other than those specified in the Schedules to the Trust Agreement or (2) to reduce the aforesaid percentage of Units the holders of which are required to consent to certain of such amendments. This Indenture may not be amended so as to reduce the interest in the Trust represented by Units (whether evidenced by Certificates or held in uncertificated form) without the consent of all affected Unitholders.

          (b) Except for the amendments, changes or modifications as provided in
     Section 9.01(a) hereof, neither the parties hereto nor their respective successors shall consent to any other amendment, change or modification of this Indenture without the giving of notice and the obtaining of the approval or consent of Unitholders representing at least 66 2/3% of the Units then outstanding of the Trust. Nothing contained in this Section 9.01(b) shall permit, or be construed as permitting, a reduction of the aggregate percentage of Units the holders of which are required to consent to any amendment, change or modification of this Indenture without the consent of the Unitholders of all of the Units then outstanding of the Trust and in no event may any amendment be made which would (1) alter the rights to the Unitholders as against each other, (2) provide the Trustee with the power to engage in business or investment activities other than as specifically provided in this Indenture, (3) adversely affect the tax status of the Trust for federal income tax purposes or result in the Units being deemed to be sold or exchanged for federal income tax purposes or (4) unless the Trust has elected to be taxed as a regulated investment company for federal income tax purposes, result in a variation of the investment of Unitholders in the Trust.

          (c) Unless the Depositor directs that other notice shall be provided, the Trustee shall include in the annual report provided pursuant to Section
     3.06 notification of the substance of such amendment."

     26. Section 9.02 of the Standard Terms and Conditions of Trust shall be replaced in its entirety with the following:

          "Section 9.02. Termination. This Indenture and the Trust created hereby shall terminate upon the maturity, redemption, sale or other disposition as the case may be of the last Security held in the Trust hereunder unless sooner terminated as hereinbefore specified, and may be terminated at any time by the written consent of Unitholders representing at least 66 2/3% of the Units of the Trust then outstanding; provided that in no event shall the Trust continue beyond the Mandatory Termination Date. Upon the date of termination the registration books of the Trustee shall be closed.

          In the event of a termination, the Trustee shall proceed to liquidate the Securities then held and make the payments and distributions provided for hereinafter in this Section 9.02 based on such Unitholder's pro rata interest in the balance of the Capital and Income Accounts after the deductions herein provided. Written notice shall be given by the Trustee in connection with any termination to each Unitholder at his address appearing on the registration books of the Trustee and in connection with a Mandatory Termination Date such notice shall be given no later than 45 days before the Mandatory Termination Date. Included with such notice shall be a form to enable Unitholders owning that number of Units referred to in the Prospectus to request an In Kind Distribution (as described in Section 6.02) during the period ending 31 days prior to date of the related Trust's termination. No Unitholder shall be permitted to have Units redeemed through an In Kind Distribution within 30 days of any Trust termination.

          The Trustee will liquidate the Securities then held, if any, in such daily amounts as the Depositor shall direct. The Depositor shall direct the liquidation of the Securities in such manner as to effectuate orderly sales and a minimal market impact. In the event the Depositor does not so direct, the Securities shall be sold within a reasonable period and in such manner as the Trustee, in its sole discretion, shall determine. The Trustee shall not be liable for or responsible in any way for depreciation or loss incurred by reason of any sale or sales made in accordance with the Depositor's direction or, in the absence of such direction, in the exercise of the discretion granted by this Section 9.02. The Trustee shall deduct from the proceeds of these sales and pay any tax or governmental charges and any brokerage commissions in connection with such sales. Amounts received by the Trustee representing the proceeds from the sales of Securities shall be credited to the related Capital Account.

          Not later than the fifth Business Day following receipt of all proceeds of sale of the Securities, the Trustee shall:

          (a) deduct from the Income Account of the Trust or, to the extent that funds are not available in such Account of the Trust, from the Capital Account of the Trust, and pay to itself individually an amount equal to the sum of (i) its accrued compensation for its ordinary recurring services,
     (ii) any compensation due it for its extraordinary services in connection with such Trust, and (iii) any costs, expenses or indemnities in connection with such Trust as provided herein;

          (b) deduct from the Income Account of the Trust or, to the extent that funds are not available in such Account, from the Capital Account of the Trust, and pay accrued and unpaid fees of the Depositor, the Supervisor and counsel in connection with the Trust, if any;

          (c) deduct from the Income Account of the Trust or the Capital Account of the Trust any amounts which may be required to be deposited in the Reserve Account and any other amounts which may be required to meet expenses incurred under this Indenture in connection with the Trust;

          (d) make final distributions from the Trust, against surrender for cancellation of all of each Unitholder's Certificate or Certificates, if issued, as follows:

               (i) to each Unitholder, such Unitholder's pro rata share of the cash balances of the Income and Capital Accounts; and

               (ii) on the conditions set forth in Section 3.04 hereof, to each Unitholder such Unitholder's pro rata share of the balance of the Reserve Account; and

          (e) within 60 days after the distribution to each Unitholder as provided for in (d), furnish to each such Unitholder a final distribution statement, setting forth the data and information in substantially the form and manner provided for in Section 3.06 hereof.

          The Trustee shall be under no liability with respect to moneys held by it in the Income, Reserve and Capital Accounts of a Trust upon termination except to hold the same in trust within the meaning of the Investment Company Act of 1940, without interest until disposed of in accordance with the terms of this Indenture."

     27. Notwithstanding anything to the contrary in the Standard Terms and Conditions of Trust, the Supervisor shall deliver to the Depositor such notices, analyses, reports and other information regarding the Securities in a Trust as the Depositor may reasonably request, which shall include, but not be limited to, the following:

          (a) a written research report containing analysis of each Security and the market sectors of such Security delivered to the Depositor within a reasonable time following the end of each calendar quarter;

          (b) monthly teleconferences to discuss matters relating to the Securities;

          (c) prompt written notification of any decline in market price of a Security equal to or greater than (i) fifteen percent (15%) during any single Business Day; (ii) twenty-five percent (25%) during any period of ten (10) Business Days; (iii) thirty percent (30%) during any period of fifteen (15) Business Days; or (iv) forty percent (40%) during any period of twenty (20) Business Days;

          (d) prompt written notification of the occurrence of any of the conditions set forth in Section 3.07 with respect to a Security and written instructions describing the action recommended to be taken in connection therewith; and

          (e) prompt written notification of the announcement or occurrence of any event described in the second paragraph of Section 3.11 or any other corporate action related to a Security.


     IN WITNESS WHEREOF, the undersigned have caused this Trust Agreement to be executed; all as of the day, month and year first above written.


                                               VAN KAMPEN FUNDS INC.

                                               By:  /s/ JOHN F. TIERNEY
                                               ---------------------------
                                               Executive Director


                                               IBBOTSON ASSOCIATES, INC.

                                               By:  /s/ PENG CHEN
                                               ---------------------------
                                               President


                                               THE BANK OF NEW YORK MELLON

                                               By:  /s/ TIMOTHY CARSON
                                               ---------------------------
                                               Assistant Vice President


                          SCHEDULE A TO TRUST AGREEMENT

                         SECURITIES INITIALLY DEPOSITED
                                       IN
                       VAN KAMPEN UNIT TRUSTS, SERIES 843

     [Incorporated herein by this reference and made a part hereof is the "Portfolio" schedule as set forth in the Prospectus.]